AGREEMENT OF SALE AND PURCHASE
(St. Andrews at Westwood)

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”), by and between ARIZONA CORAL POINT APARTMENTS LIMITED PARTNERSHIP, an Arizona limited partnership (the “Seller”); TCG ACQUISITIONS, INC., a Florida corporation, or its permitted assigns (the “Purchaser”), is entered into and effective on the date it is fully signed by the Purchaser and Seller and is signed by the Escrow Agent to acknowledge receipt of the Escrow Deposit (the “Effective Date”).

IN CONSIDERATION of the mutual covenants of the parties set forth in this instrument and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	AGREEMENT TO SELL: PURCHASE PRICE

1.1. Agreement to Sell and Convey. Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller, subject to the terms and conditions set forth below:

1.1.1. The tract of land located at 11500 Westwood Boulevard, Orlando, Florida, commonly known as St. Andrews at Westwood Apartments (the “Project”), and more particularly described on the attached Exhibit “A” (the “Land”), together with all rights pertaining to the Land including but not limited to all subsurface rights, any right, title and interest of Seller to adjacent streets, roads, alleys, or rights-of-way, any riparian rights of Seller and any easements, express or implied, benefiting the Land.

1.1.2. Existing buildings, improvements and related amenities located on the Land (the “Improvements”).

1.1.3. All tangible personal property owned by Seller now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Property, including but not limited to all machinery, apparatus, equipment, other personal property and fixtures, now located in or upon the Land (the “Personal Property”), but specifically excluding (i) any items of personal property owned by tenants of the Property or the property manager, (ii) any items of personal property owned by third parties and leased to Seller, (iii) proprietary computer software and related licenses used by Seller or its property manager in connection with the operation or management of the Property, and (iv) such other excluded assets as are specified on Exhibit “B”.

1.1.4. All intangible personal property owned by Seller that benefits the Project and that is assignable, including but not limited to all licenses, permits, deposits, utility service or capacity agreements or reservations, licenses, warranties, guaranties and business records used in the operation or maintenance of the Project (the “Permits”).

1.1.5. All of Seller’s right, title and interest in (a) the existing leases described on the rent roll to be provided by Seller pursuant to Section 2.1.2.1 below and any other lease or sublease agreements for the Project (the “Tenant Leases”), and (b) the “Contracts” as defined in Section 2.5, to the extent not terminated pursuant to such Section 2.5.

Unless the context clearly requires otherwise, the property described in Sections 1.1.1 through 1.1.5 shall be referred to collectively as the “Project” or the “Property”. In connection with this purchase, Purchaser hereby agrees that all assets not directly connected to the Property will remain the property of the Seller, including all bank deposits, bank reserve deposits and tax escrows, utility deposits and other financial assets (other than lease deposits, security deposits or any other deposits owed to tenants under the Tenant Leases, together with interest (if any) required by law to be accrued thereon, which shall be transferred to Purchaser at Closing or credited to it as a purchase price adjustment), rights to any deposits held by utility companies or other third parties, any claims or liens against third parties not arising under Section 9.10 or 9.11 described below, or other similar assets.

1.2. Purchase Price and Escrow Deposit. The total purchase price to be paid by Purchaser to Seller for the Property (the “Purchase Price”) shall be Thirty Three Million and No/100 Dollars ($33,000,000.00). The Purchase Price shall be payable as follows:

1.2.1. Purchaser has previously deposited with or caused to be transferred to Broad and Cassel (the “Escrow Agent”) the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Initial Escrow Deposit”). Purchaser will deposit with the Escrow Agent an additional sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “First Additional Escrow Deposit”) in the form of a wire transfer simultaneously with its execution and delivery of this Agreement. The Initial Escrow Deposit, the First Additional Escrow Deposit, and the Second Additional Escrow Deposit (as defined in Section 4.1 below), if paid, together with any interest that may be earned thereon prior to Closing, are collectively referred to hereinafter as the “Escrow Deposit”). The Escrow Deposit shall be applied as a credit against the Purchase Price at Closing; provided however, the Escrow Deposit is a material inducement to Seller to enter into this Agreement, and suspend Seller’s marketing of the Property, and as such, shall only be returned to Purchaser if Seller defaults under this Agreement, or as provided in Sections 2.4, 3.1, 3.2, 9.10 or 9.11 below.

1.2.2. At Closing, Purchaser shall deliver to Escrow Agent in escrow for delivery to Seller by wire transfer of immediately available federal funds, the balance of the Purchase Price, subject to the prorations and adjustments provided in this Agreement.

1.3. Disposition of Deposits. The Escrow Agent shall hold the Escrow Deposit in an interest bearing account in accordance with the terms and conditions of this Agreement; provided however, Escrow Agent shall not be required to place the Escrow Deposit in an interest bearing account unless and until Purchaser provides Escrow Agent a completed and signed IRS Form W-9. All interest on such sum shall be deemed income of Purchaser, and Purchaser shall be responsible for the payment of all costs and fees imposed on the deposit account. The Escrow Deposit and all accrued interest shall be distributed in accordance with the terms of this Agreement. At the Closing, if it occurs, the Escrow Deposit shall be applied to the Purchase Price. In the event that Escrow Agent shall be in doubt as to its duties or obligations with regard to the Escrow Deposit, or in the event that Escrow Agent receives conflicting instructions from Purchaser and Seller with respect to the Escrow Deposit, Escrow Agent shall not be required to disburse the Escrow Deposit and may, at its option, continue to hold the Escrow Deposit until Purchaser and Seller agree as to its disposition, or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Escrow Agent may interplead the Escrow Deposit in accordance with the laws of the State of Florida.

2.	PURCHASER’S INSPECTION AND FEASIBILITY PERIOD

2.1. Rent Roll; Contracts.

2.1.1. Attached hereto as Exhibit “C” is a rent roll dated not more than thirty (30) days prior to the Effective Date which specifies each of the apartment units, the name and number of occupants within each such unit, the rental rate, the amount of security deposits held under each lease, the term of each lease, rental concessions or discounts (if any) and current rental receipt information (the “Rent Roll”). Copies of all leases referred to in the Rent Roll shall be available at the Property for Purchaser to review.

2.1.2. Attached hereto as Exhibit “D” is a list of the Contracts (copies of which shall be available at the Property for Purchaser to review) and copies of the Permits.

2.2. Inspection and Feasibility Period.

2.2.1. Purchaser shall have until 5:00 p.m. (Eastern Time) on September 6, 2005, TIME BEING OF THE ESSENCE, to evaluate the Property and the feasibility of converting the existing apartments into residential condominium units (the “Feasibility Period”). During the Feasibility Period the Purchaser shall have the right to inspect the physical and financial condition of the Property, including the right to make any tests or other investigations the Purchaser deems necessary to evaluate the Land, Improvements, Personal Property, Contracts and Permits and Tenant Leases. During the Feasibility Period, in connection with Purchaser’s inspection, Purchaser shall specifically have the right to obtain a structural condition report and an environmental audit and to inspect the Property for evidence of hazardous or other toxic waste contamination or contamination by fuels, oils, or other similar substances and to inspect the Property for the presence of asbestos, radon and mold, and the Purchaser shall have the right to take soil, water and building material samples for testing (collectively, the “Environmental Investigations”). The obligation of Purchaser to purchase the Property shall be subject to Purchaser’s receipt of all necessary licenses, permits and approvals from applicable governmental authorities (including, without limitation, zoning, variances, site plan approvals and building permits), upon terms and conditions acceptable to Purchaser, for the conversion of the Project into a residential condominium project (the “Approvals”). Such Approvals shall be obtained by Purchaser with Seller’s reasonable cooperation, as necessary, at Purchaser’s sole cost and expenses, prior to the date which is thirty (30) days after the Effective Date (the “Approval Period”).

2.2.2. In conducting any inspections, investigations, or tests on the Property, Purchaser and its agents and representatives shall:

2.2.2.1. provide Seller with not less than twenty-four (24) hours’ prior notice before entering onto the Property provided, however, Seller must provide forty-eight (48) hours’ prior notice, exclusive of Sundays, to inspect occupied apartment units (and Seller’s property manager shall have the right to be present during all such inspections, investigations and tests);

2.2.2.2. not disturb the tenants or interfere with their use of the Property pursuant to their respective leases, except as coordinated through the Property apartment manager, and as permitted by the tenant leases;

2.2.2.3. not interfere with the operation and maintenance of the Property;

2.2.2.4. not damage any part of the Property or any personal property owned or held by Seller or any Tenant or third party;

2.2.2.5. not injure or otherwise cause bodily harm to Seller, its agents, guests, invitees, contractors, or employees or any tenant or their guest invitees;

2.2.2.6. maintain comprehensive general liability (occurrence) insurance in the amount of $1,000,000 per occurrence and $2,000,000 combined single limit for injury to or death of one or more persons in an occurrence and for damage to tangible property (including loss of use) in an occurrence, naming Seller as an additional insured, and Purchaser shall deliver a certificate of insurance verifying such coverage to Seller prior to entry upon the Land;

2.2.2.7. promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property;

2.2.2.8. not permit any liens to attach to the Property by reason of the exercise of its rights under this Agreement;

2.2.2.9. restore the Property to the condition in which it was before such any inspection or tests were undertaken;

2.2.2.10. not reveal or disclose any information obtained in connection with its review of the Property concerning the Property to anyone other than to its officers, directors, partners, members, employees, agents, advisors, attorneys, lenders or investors who need to know such information for the purpose of evaluating this transaction, except to the extent required by a court or administrative order or as otherwise required by law; and

2.2.2.11. deliver to Seller at no cost, a copy of all studies, surveys, reports and tests results obtained by Purchaser in connection with its inspection of the Property (the “Purchaser’s Information”).

2.3. Indemnity for Damages Caused by Inspection. Purchaser hereby indemnifies and holds Seller harmless from and against any and all claims, demands, losses, costs, damages, expenses or liabilities (including, but not limited to, personal injury or property damage claims, mechanic’s or other liens) including reasonable attorneys’ fees, proximately caused by or incurred as a proximate result of Purchaser’s inspection of the Property except for claims arising as a result of willful misconduct or gross negligence of Seller. This obligation shall survive the Closing and not merge into the Deed or, if the purchase and sale is not consummated, any termination of this Agreement.

2.4. Termination by Purchaser. Purchaser shall have the right, which may be exercised by delivering written notice to Seller at any time during the Feasibility Period up to and including 5:00 p.m. Eastern Time on the last day of the Feasibility Period, to terminate this Agreement for any reason which the Purchaser in its sole discretion deems appropriate, or for no reason, but Purchaser shall not be entitled to a refund of the Escrow Deposit upon such termination unless Purchaser timely elects to terminate this Agreement due to the following conditions, and such conditions cannot be remedied for a cost in the aggregate amount of Two Hundred Fifty Thousand and No/Dollars ($250,000.00), or less (collectively, the “Refund Conditions”): (a) a condition noted in Purchaser’s Title Commitment or in the Survey (as those terms are defined below) which were timely objected to by Purchaser and which Seller elected not to cure or which Seller was unable to cure, all pursuant to Sections 3.1 and 3.2 below (provided, however, that an Existing Lien, as defined below, and an encumbrance, limitation or restriction on the title to the Property which prohibits or prevents the conversion of the Property to condominiums (an “Anti-Condo Restriction”) shall not be Refund Conditions which are subject to the $250,000 limitation set forth above), or (b) a condition noted in Purchaser’s environmental report (such as mold) or structural condition report. Upon Purchaser’s termination of this Agreement due to a Refund Condition, Purchaser shall receive a refund of the entire Escrow Deposit and the parties shall have no further obligations hereunder; provided, however, in such event and prior to Purchaser electing to terminate the Agreement, the parties hereby agree to negotiate in good faith in an effort to mutually agree upon an appropriate extension to the Feasibility Period and/or adjustment in the Purchase Price to address such Refund Conditions. Upon delivery of written notice of termination to Seller as a result of the Refund Conditions, the Escrow Agent shall return the Escrow Deposit to Purchaser and thereafter this Agreement shall be null and void and the parties shall have no further rights or obligations, except as set forth in this Section 2.4 and for obligations hereunder which expressly survive the Closing or termination of this Agreement. If Purchaser elects to terminate this Agreement pursuant to this Section 2.4, Purchaser shall provide to Seller copies of Purchaser’s Information. If Purchaser fails to terminate this Agreement on or before 5:00 p.m. Eastern Time on the last day of the Feasibility Period or if Purchaser terminates this Agreement pursuant to this Section 2.4 for any reason other than due to the Refund Conditions, then Purchaser’s right to terminate this Agreement pursuant to this Section 2.4 shall expire, and Purchaser’s Escrow Deposit shall become non-refundable except as expressly set forth in this Agreement. Notwithstanding anything herein to the contrary, if Purchaser is unable to obtain the Approvals as referenced in Section 2.2.1 prior to the expiration of the Approval Period, Purchaser shall have the right, which may be exercised by delivering written notice to Seller at any time during the Approval Period up to and including 5:00 p.m. Eastern Time on the last day of the Approval Period, to either (i) terminate this Agreement and the Escrow Deposit shall then be paid to Seller and the parties shall have no further obligations hereunder, or (ii) waive the condition precedent to obtain the Approvals and proceed to Closing without any adjustments in the Purchase Price. To the extent that Purchaser does not terminate the Agreement prior to the expiration of the Approval Period due to Purchaser’s failure to obtain the Approvals, such condition precedent for obtaining the Approvals shall be deemed to have been satisfied and/or waived.

2.5. Termination of Management Agreement and Other Service Contracts. In the event that Purchaser elects to proceed to Closing on or before the end of the Feasibility Period, then Purchaser shall have the right to require the Seller to terminate the property management agreement for the Property, if any. Additionally, Purchaser shall have the right to require Seller to terminate any service contract, equipment lease or other similar contract (collectively, the “Contracts”) that is terminable without penalty, effective as of the Closing Date or within thirty (30) days after the end of the Feasibility Period, whichever is later, by providing written notification to the Seller on or before the end of the Feasibility Period, but Seller shall not be required to terminate any Contract that is not terminable or that requires payment of a penalty for early termination (unless Purchaser is willing to pay the penalty).

3.	TITLE AND SURVEY

3.1. Title.

3.1.1. Purchaser, at Purchaser’s sole cost and expense, shall obtain a commitment for an owner’s title insurance policy from a nationally recognized title insurance company selected by Purchaser and reasonably acceptable to Seller (the “Title Company”), providing for the issuance to Purchaser upon recording of the deed provided for in this Agreement, an owner’s policy of title insurance in the amount of the Purchase Price insuring the Purchaser’s title to the Land (the “Title Commitment”). Purchaser shall provide Seller with a copy of the Title Commitment upon Purchaser’s receipt of same.

3.1.2. If the Title Commitment contains exceptions for Existing Liens, for Anti-Condo Restrictions, or for any other matters other than (i) ad valorem real estate taxes for 2005, and subsequent years, (ii) those items listed on the attached Exhibit “E” provided they do not contain an Anti-Condo Restriction (the “Permitted Exceptions”), or (iii) exceptions which do not materially and adversely affect the marketability of Property, provided they do not contain an Anti-Condo Restriction, then the Purchaser may notify Seller in writing of Purchaser’s objections to any such matters provided such notice is delivered to Seller within seven (7) days after Purchaser’s receipt of the Title Commitment, but in all events prior to the expiration of the Feasibility Period (the “Title Objections”)(Purchaser acknowledges objections to items (i) – (iii) are waived). Any title matters existing as of the Effective Date and reflected in the Title Commitment or Survey not timely objected to by Purchaser during the Feasibility Period shall become Permitted Exceptions.

3.1.3. Seller shall have a period of five (5) days after receipt of Purchaser’s notice of Title Objections within which to notify Purchaser whether Seller is willing to cure the Title Objections. If Seller is unwilling or unable to cure any Title Objections or fails to notify Purchaser of its intentions then Purchaser shall have the option of terminating this Agreement on or before the end of the Feasibility Period upon which this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except for obligations hereunder which expressly survive the termination of this Agreement. Purchaser shall not be entitled to the return of the Escrow Deposit from Escrow Agent unless (i) Purchaser is entitled a refund pursuant to Section 2.4, or (ii) Purchaser terminates this Agreement due to the existence of an Anti-Condo Restriction or a failure by Seller to release and/or satisfy and Existing Lien at Closing as provided herein (in which events the Escrow Deposit shall be refunded to Purchaser). If Purchaser does not terminate the Agreement, it shall accept title subject to the Title Objection. If Seller agrees to cure any Title Objection then Seller shall have until Closing and, if necessary, Seller may extend Closing for up to thirty (30) days to effect such cure. If Seller fails or is unable or unwilling to remove any such Title Objection then Purchaser shall have ten (10) days after the expiration of Seller’s period for curing the Title Objection within which to elect, at Purchaser’s sole option, among the following alternatives:

3.1.3.1. Accept title to the Project in its then existing condition without any diminution of the Purchase Price; or

3.1.3.2. Terminate this Agreement by written notice to Seller upon which this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except that Purchaser shall be entitled to the return of the Escrow Deposit from Escrow Agent if Purchaser is entitled to such refund under the provisions of Section 2.4 or Section 3.1.3(ii) above, and except for obligations hereunder which expressly survive the termination of the Agreement.

If Purchaser elects to accept title notwithstanding Title Objections under subsection 3.1.2 above, then all matters shown on the Title Commitment and not removed prior to such acceptance shall be deemed to be “Permitted Exceptions.” Notwithstanding the foregoing, on or before the Closing (as the same may be extended by Seller pursuant to Section 4.1 below), Seller shall satisfy and/or release any mortgages, or other monetary liens or monetary encumbrances (other than for taxes and assessments not yet due and payable) created by Seller’s actions that encumber the Property (collectively, an “Existing Lien”).

3.2. Survey.

3.2.1. Prior to the expiration of the Feasibility Period, if Purchaser so elects, Purchaser shall cause a surveyor acceptable to Purchaser (the “Surveyor”) to prepare, at Purchaser’s expense, and deliver to Seller and Purchaser a current or recertified survey of the Property (the “Survey”).

3.2.2. If the Survey shows any material encroachment or other condition which materially affects the marketability of title to the Property, Purchaser shall have the right to object to such condition as a Title Objection pursuant to the provisions of Section 3.1 of this Agreement so long as such objection is delivered to Seller prior to the expiration of the Feasibility Period. In such event, the provisions of Section 3.1.3 shall apply as to such survey objections.

3.2.3. If Purchaser fails to timely obtain the Survey as provided herein, Purchaser shall waive the right to make objections as provided in Section 3.2.2 and further, the standard survey exception shall not be deleted from the Title Policy.

4.	CLOSING PROVISIONS

4.1. Closing Date. The consummation of the transaction contemplated by this Agreement (the “Closing”) shall take place on or before the date which is forty-five (45) days after the Effective Date or at such earlier date as is agreed upon in writing by the Purchaser and the Seller, TIME BEING OF THE ESSENCE. Notwithstanding the foregoing, in the event Seller has not received by the date of Closing the necessary rating agency and other approvals necessary to substitute collateral and release the Property from the mortgage which currently serves as additional collateral for another property financing, Seller shall have the right to extend the date of Closing by up to an additional thirty (30) days (by providing written notice to the Purchaser) in order to obtain such approvals and releases. In the event that, despite using commercially reasonable efforts, the Purchaser has not received an appraisal of the Property completed to the Purchaser’s lender’s requirements within twenty-five (25) days after the Effective Date, then the Purchaser shall have the option to extend the date of Closing until the date which is sixty (60) days after the Effective Date by giving the Seller written notice of such election on or before the date which is thirty (30) days after the Effective Date and by simultaneously delivering to the Escrow Agent an additional non-refundable deposit of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Second Additional Escrow Deposit”).

4.2. Location of Closing. The Closing shall be held at the offices of Purchaser’s attorneys or the Title Company, or at such other location as may be mutually agreeable.

4.3. Conditions to Purchaser’s Obligation to Close. The obligation of Purchaser under this Agreement to consummate the Closing is subject to the satisfaction, as of the Closing, of each of the following conditions (any of which may be waived in whole or in part in writing by Purchaser at or prior to the Closing):

4.3.1. Correctness of Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on the Closing Date, except for any representation which by its terms is made as of a specific date.

4.3.2. Compliance by Seller. Seller shall have performed, observed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Seller as of the Closing.

If any conditions pursuant to this Section 4.3 are not satisfied by Seller or waived by Purchaser on or before Closing, such failure constitutes a default by Seller permitting Purchaser to exercise any and all remedies available to it under Section 7.1; provided, however, that if such failure is due to events or circumstances not caused by Seller or which are beyond Seller’s control, Purchaser’s sole remedy shall be as set forth in Section 7.1(a).

4.4. Conditions to Seller’s Obligation to Close. The obligation of Seller under this Agreement to consummate the Closing is subject to the satisfaction as of the closing of each of the following conditions:

4.4.1. Correctness of Representations and Warranties. The representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects on the Closing Date, except for any representation which by its terms is made as of a specific date.

4.4.2. Compliance by Purchaser. Purchaser shall have performed, observed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Purchaser as of the Closing.

If any conditions pursuant to this Section 4.4 are not satisfied by Purchaser or waived by Seller on or before Closing, such failure constitutes a default by Purchaser permitting Seller to exercise any and all remedies available to it under Section 7.2.

4.5. Seller’s Obligations at Closing. At Closing Seller shall:

4.5.1. Execute, acknowledge and deliver to Purchaser a Special Warranty Deed conveying the Property to Purchaser subject only to the Permitted Exceptions (the “Deed”). The Deed shall be in recordable form with all required documentary stamps in the proper amount affixed.

4.5.2. Execute and deliver to Purchaser an assignment of all the Tenant Leases and deliver (or credit to Purchaser as a purchase price adjustment) to Purchaser all lease deposits, security deposits and any other deposits held by Seller with respect to such Tenant Leases, together with interest (if any) required by law to be accrued thereon. The assignment shall contain cross indemnifications so that Purchaser shall hold Seller harmless for any liability arising under the Tenant Leases subsequent to Closing and Seller shall hold Purchaser harmless for any liability arising under the Tenant Leases prior to Closing, which are raised by any lessee under the Tenant Leases within one year of the Closing.

4.5.3. Execute and deliver to Purchaser a limited warranty bill of sale to the Personal Property and all furnishings and fixtures included in this sale, but providing that all of such property is transferred in “as is” condition, without representation or warranty other than title.

4.5.4. Execute and deliver to Purchaser an assignment of all of Seller’s right, title and interest in assignable Contracts and Permits, except as to Contracts which Purchaser elects to have terminated pursuant to Section 2.5 above.

4.5.5. Deliver to the Title Company evidence satisfactory to it of Seller’s authority to execute and deliver the documents reasonably necessary to consummate this transaction.

4.5.6. Deliver to the Title Company and to the Purchaser an affidavit of possession and no liens satisfactory to the Title Company so as to cause the Title Company to remove the mechanics’ lien and parties in possession standard exceptions from the Title Commitment (subject to exception for tenants holding under unrecorded leases).

4.5.7. Deliver to the Title Company all other customary documents reasonably required from a seller under the Title Commitment to permit the Title Company to issue its policy to the Purchaser and Purchaser’s lender, subject only to the Permitted Exceptions.

4.5.8. Deliver to Purchaser a certificate that the Seller is not a foreign person in accordance with Section 1445 of the Internal Revenue Code.

4.5.9. Deliver to Purchaser originals (if available) or copies (if originals are not available) of all Tenant Leases, non-terminated Contracts, and Permits in Seller’s possession or control applicable to the Property.

4.5.10. Execute and deliver to Purchaser a letter advising tenants under the Leases of the change in ownership of the Property.

4.5.11. Execute and deliver to Purchaser and the Escrow Agent the closing statement and any other documents reasonably required by the Escrow Agent to consummate the transaction contemplated by this Agreement.

4.5.12. Deliver to Purchaser all keys and master keys to all locks at the Property, which shall be made available at the Property.

4.5.13. Deliver to Purchaser at the Property all tenant files and all files with respect to the operation or maintenance of the Property, whether maintained by Seller or its management company.

4.5.14. Deliver to Escrow Agent on or before Closing either releases of the Existing Liens or, in the alternative, letters from the holders of such Existing Liens setting forth the amount of money required to release same and providing that Seller will authorize Escrow Agent to pay all amounts necessary to obtain the release of such Existing Liens out of the proceeds to be received by the Seller at Closing.

4.6. Purchasers Obligations at Closing. At Closing, Purchaser shall:

4.6.1. Execute and deliver such documents as may be required to evidence Purchaser’s assumption of responsibility for the Tenant Leases, security deposits, pet deposits and advance rentals and assumption of Seller’s post Closing obligations under all Contracts to be assigned to Purchaser under Section 4.5.4.

4.6.2. Execute and deliver to Seller and the Escrow Agent the closing statement and any other documents reasonably required by the Escrow Agent to consummate the transaction contemplated by this Agreement.

4.6.3. Make payments to Seller required under Section 1.2.2, and cause the Escrow Agent to deliver the Escrow Deposit to Seller by wire transfer or other means acceptable to Seller.

4.7.	Closing Costs.
	4.7.1.	At Closing, Seller shall pay:

4.7.1.1. brokerage fee to Apartment Realty Advisors described in Section 8 below;

4.7.1.2. the cost of preparing the Deed and the cost of the document stamps for recordation of the Deed; and

4.7.1.3. the cost to comply with the provisions of Section 4.5.14.

4.7.2. Purchaser shall pay:

4.7.2.1. all costs associated with Purchaser’s financing;

4.7.2.2. the title insurance premium and any title search and examination fees payable in connection with the issuance of the Title Policy;

4.7.2.3. the cost of any Survey of the Property;

4.7.2.4. the cost of Purchaser’s environmental studies, engineering reports, any other costs incurred in connection with Purchaser’s inspection of the Property; and

4.7.2.5. all other costs of recording the Deed other than document stamps.

4.7.2.6. the fees charged by the Escrow Agent to act as escrow agent hereunder.

4.7.3. Each party shall pay any fees due to its attorneys or other consultants.

4.8. Prorations.

4.8.1. All collected rents and other income (including pet deposits and advance rentals) and all operating expenses with respect to the Property for the month in which the Closing occurs, including utilities, and real estate and personal property taxes and other assessments with respect to the Property for the year in which Closing occurs, shall be prorated as of the close of business of the day immediately preceding the Closing Date. Rent collected by Purchaser on or after the Closing Date, shall be applied first to any current rent due, with any additional amount applied then to pay any arrearages (in inverse order/most recent arrearages paid first) and any such amounts owed to Seller to be remitted to Seller within ten (10) days of receipt. Purchaser shall include in Purchaser’s rent billing statements to tenants, for a period of sixty (60) days after the Closing, a statement indicating such tenant’s corresponding arrearages, if any, with respect to any unpaid rents attributable to the period prior to the Closing. All rent collected by the Seller prior to the Closing, for rental periods subsequent to the Closing (i.e., prepaid rent), shall be paid to Purchaser at Closing. If the amount of any item to be adjusted is not ascertainable on the Closing Date, the item shall be prorated by the Purchaser and Seller based on the best available information. Those items shall be reprorated as promptly after the Closing as possible. Any errors or omissions in computing the prorations at the Closing shall be corrected promptly. The obligation to reprorate shall survive for a period of sixty (60) days after the Closing. Any payments due as a result of reproration shall be paid within ten (10) days of the reproration.

4.8.2. If the Closing occurs before the tax bill for the year of closing is available, taxes shall be prorated using the most current information available from the Tax Collector’s office or the Property Appraiser’s office. Special assessment liens, if any, that are a charge or lien on the Property or that are due and payable at the time of Closing shall be paid by Seller.

4.8.3. To the extent possible, Purchaser shall be responsible for arranging all utility service and insurance coverage for the Project in its own name commencing as of 12:01 a.m. on the Closing Date. Seller shall be responsible for all utility charges accrued prior to the Closing Date and Seller shall receive a refund of all utility deposits and insurance premiums. If a change in utility service cannot be effected on the Closing Date, utility charges will be estimated and prorated as provided in Section 4.8.1.

4.9. Possession. Exclusive possession of the Property subject to tenants in possession under the Tenant Leases shall be delivered to Purchaser no later than the Closing Date.

4.10. Title Checkdown. If any title update provided after Purchaser’s review of title under Section 3.1 above reveals exceptions other than the Permitted Exceptions, then any such exceptions shall be deemed to be Title Objections (notwithstanding expiration of the Feasibility Period) and the provisions of Section 3.1 above shall govern cure of such exceptions.

5.	AFFIRMATIVE COVENANTS OF SELLER

5.1. Operation and Maintenance of Property. In addition to any other obligations of Seller prior to Closing set forth elsewhere in this Agreement, Seller shall:

5.1.1. Continue to operate and maintain the Property in its normal and usual fashion.

5.1.2. Not, enter into any lease of any vacant unit or cancel, terminate, extend or alter any lease, except in the normal course of business except that after the expiration of the Approval Period, Seller will not enter into any new lease or any renewal of any existing lease for a term in excess of six (6) months plus one (1) day, or at rental rates other than those currently being charged by Seller, and without any rental concessions, and on the standard form of lease utilized by Seller.

5.1.3. Maintain all insurance policies affecting the Property in full force and effect until the Closing Date.

5.1.4. Not enter into any new Service Contracts or extensions thereof after the Effective Date, which are not terminable on not more than 30 days notice without penalty.

5.2. Further Assurances. In addition to other obligations required to be performed under this Agreement by Seller and Purchaser at the Closing, Seller and Purchaser agree to execute, acknowledge, and deliver before or after the Closing such other instruments, documents and other materials as the closing attorney and the attorneys for Purchaser and Seller may reasonably request in order to effectuate the consummation of the transaction contemplated in this Agreement and to vest title to the Property in Purchaser.

5.3. Sales Office. During the period from the Effective Date until Closing (or the earlier termination of this Agreement), Seller agrees to provide to Purchaser, at no additional cost to Purchaser, a unit within the Project for the sole purpose of Purchaser organizing and preparing to open on or after Closing a sales office for pre-sales of condominium units. The organization and preparation of such sales office may include, at Purchaser’s sole expense, refurbishing of the unit and installing furniture, fixtures and equipment therein. To the extent Purchaser terminates this Agreement or otherwise fails to close on the purchase of the Project, Purchaser shall promptly and at its expense return the unit to a good and rentable condition, and to the extent Purchaser would otherwise be entitled to a refund of any portion of the Escrow Deposit, such Escrow Deposit shall continue to be held until Purchaser returns such unit to a good and rentable condition. Notwithstanding anything contained in this Section 5.3 to the contrary, in no event shall Purchaser, or any of its officers, directors, members, employees, agents, contractors or licensees conduct any sales or marketing activities of any kind whatsoever until after Closing, nor shall any signs or other materials announcing, advertising or marketing the condominium units (or the conversion of the Project into condominiums) be placed anywhere on or near the Project. Any breach by Purchaser (or by any of its officers, directors, members, employees, agents, contractors or licensees) of this Section 5.3 shall constitute a default by Purchaser, entitling Seller to exercise is available remedies in Section 7.2 hereof.

6.	REPRESENTATIONS AND WARRANTIES

6.1. Representations and Warranties of Seller.

6.1.1. Seller represents and warrants to Purchaser that the following are true and correct in all material respects:

6.1.1.1. To the best of Seller’s knowledge, there is no pending condemnation, or similar proceeding affecting the Property.

6.1.1.2. To the best of Seller’s knowledge, no part of the Project has been used for hazardous or toxic waste disposal, for disposal of fuel or oil or other similar material, or is or has been contaminated with hazardous or toxic waste or fuel or oil or other similar material from any source whatsoever, except as disclosed in any environmental report made available for Purchaser’s review of the Property or as disclosed in any environmental report obtained by Purchaser during the Feasibility Period.

6.1.1.3. There are no legal actions, suits or other legal or administrative proceedings pending or, to the best of Seller’s knowledge, threatened which would adversely affect the Property, nor does Seller have any notice or actual knowledge of any violations of any governmental regulations with regards to the Improvements which have not been remedied.

6.1.1.4. This Agreement has been, and the documents, instruments and agreements required to be delivered by Seller pursuant to this Agreement shall be duly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms. Neither the execution, delivery or performance of this Agreement is prohibited by the terms of any agreement binding on Seller, or requires Seller or the individual executing this Agreement on behalf of Seller to obtain the consent, approval or authorization of any person, public authority or any other entity.

6.1.1.5. Seller is, and as of the date Closing shall be, duly formed, validly existing and in good standing under the laws of the State of Arizona and authorized to do business in the State of Florida, and shall have all requisite power and authority to own its properties and assets and to carry on its business.

6.1.1.6. The Seller has received no written notice of, nor to Seller’s knowledge is there any proceeding by any governmental authority having the power of eminent domain, which might result in any part of the Property being taken by condemnation or conveyed in lieu thereof. Seller will, promptly upon receiving any such notice or learning of any proceeding, give Purchaser written notice thereof.

6.1.1.7. To Seller’s knowledge, no assessments have been made against any portion of the Property which are unpaid (except ad valorem taxes and other impositions or assessments for the current year not yet due and payable), whether or not they have become liens, except for current month utilities bills, and which do not materially exceed similar assessments in prior periods. Seller shall notify Purchaser upon learning of any such assessments. Seller will pay or cause to be paid all ad valorem taxes and similar taxes and assessments, all sewer and water charges and all other governmental charges levied or imposed upon or assessed against the Property and due on or prior to the Closing Date, and will pay or cause to be paid all expenses incurred in the use, occupancy and operation of the Property on or prior to the Closing Date. Seller has paid or will pay any and all sales taxes with respect to any Tenant Leases.

6.1.1.8. There are no employees either of Seller or its management company or of any other employer engaged in the operation and maintenance of the Property to whom Purchaser will, at or after Closing, have any obligation whatsoever.

6.1.1.9. Exhibit “D” lists all of material Contracts and is true, correct and complete in all material respects and are the only management, maintenance, service or other contracts and agreements which affect the use, operation, ownership or management of the Property (other than the Tenant Leases) and which will remain binding upon the Property after Closing. All contracts and agreements with the management company will be terminated effective the Closing Date and the Purchaser will have no liability to the management company with respect to the Property or the management thereof, unless Purchaser desires to enter into a separate agreement between Purchaser and the management company.

6.1.1.10. The information set forth on the Rent Roll attached hereto as Exhibit “C” is current, true and accurate in all material respects as of the date thereof with regard to the following information for each apartment: (i) tenant name; (ii) unit number; (iii) current rental rate; (iv) rent concessions; (v) the amount of any security deposits with respect to such unit; (vi) the amount of any prepaid rent and reimbursable expenses paid and to be paid, and any and all applicable increases thereto, and current delinquencies, if any with respect to such unit; (vii) the approximate total square footage of such apartment unit; (viii) the date through which rent and reimbursement expenses have been paid with respect to such unit; and (ix) the commencement and termination dates of the lease. The Seller holds no other refundable funds or deposits of any tenant of any kind with respect to the Tenant Leases except as set forth on the Rent Roll. There are no outstanding commissions with respect to any of the Tenant Leases, and any tenant improvement obligation of the Landlord with respect to any apartment, all of which shall be paid and/or completed by Seller prior to Closing.

6.1.1.11. (i) Except as set forth in the Rent Roll, neither the Seller nor any other person has required or accepted rental from any tenant for more than one (1) month in advance, and (ii) all lease and rental arrangements are in writing and, to Seller’s knowledge, are valid and enforceable according to their respective terms; (iii) to Seller’s knowledge, there has been no default by the Seller, nor any claim by a tenant of a default by the Seller, and no event has occurred which constitutes, or with a notice or lapse of time would constitute, a default by the Seller under any Tenant Lease, and (iv) none of the tenants has asserted any defense, set off or counterclaim with regard to the tenancy. There are no leases for residential occupancy of any part of the Property other than the Tenant Leases described in the Rent Roll and there are no written promises, understandings, agreements or commitments between the Seller and any tenant or other occupant affecting the Property.

6.1.1.12. Seller will provide at Closing, a certificate that Seller is not a “foreign person” as that term is defined in the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto, and Purchaser has no obligation under Section 1445 of the U.S. Internal Revenue Code of 1986, as amended, to withhold and pay over to the U.S. Internal Revenue Service any part of the “amount realized” by Sellers in the transaction contemplated hereby (as such term is defined in the regulations issued under said Section 1445).

6.1.1.13. No unexercised options or rights of first refusal have been granted by the Seller to purchase or lease any interest in the Property, or any part thereof, except for any renewal rights set forth in the Tenant Leases.

6.1.1.14. There will be located on the Property and owned by the Seller free and clear of liens and encumbrances other than the Permitted Exceptions at Closing, for each apartment unit which forms a part of the Property: one (1) range, one (1) frost-free refrigerator, one (1) dishwasher, one (1) hot water heater, one (1) disposal, one (1) range vent hood, one (1) fire/smoke alarm and window coverings and carpeting. Between the Effective Date and the Closing, no Personal Property shall be removed from the Property unless replaced on or before the Closing Date by Personal Property of the same type and which replacement is of equal or better quality as the Personal Property it is to replace.

6.1.1.15. Within five (5) business days after the Execution Date, Seller shall deliver to Purchaser the following financial statements (collectively the “Financial Statements”): (i) statements of income from the operation of the Property as of and for the fiscal year ended 12/31/2004 (the “Most Recent Fiscal Year End”) for the Property and, statements of income from the operation of the Property (the “Most Recent Financial Statements”) as of and for the month ended July 31, 2005 (the “Most Recent Fiscal Month End”) for the Property. To Seller’s knowledge, the Financial Statements present fairly the results of operations of the Property for such periods, and are correct and complete in all material respects as of the dates thereof, and since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Property except as may be reflected by the Most Recent Financial Statements.

6.1.1.16. Other than Permitted Exceptions, no commitments relating to the Property have been made by Seller to any Governmental Authority, utility company, group or individual which would impose an obligation upon Purchaser or its successors to make any contribution of money or land or to construct, install or maintain any improvements on or off the Property which will not have been fully performed as of Closing.

As used in this Contract, the words “to the best of Seller’s knowledge” or words of similar import shall be deemed to mean, and shall be limited to, the present actual (as distinguished from implied, imputed or constructive) knowledge of Joseph B. Webb, II, head of property operations, Jack Cassidy, President of Seller’s general and limited partners, and Kathi Price, regional and on-site property manager, without such persons having any obligation to make an independent inquiry or any other investigation whatsoever. All officers, however, shall have no personal liability to Purchaser whatsoever under the terms of, or with respect to this Agreement.

All of the representations and warranties of the Seller shall survive for a period of one hundred twenty (120) days from the date of Closing. Any claim made by Purchaser pursuant to the representations and warranties must be made within the time period specified in the preceding sentence, or shall be deemed irrevocably waived by the Purchaser.

6.2. Representations and Warranties of Purchaser.

6.2.1. Purchaser hereby represents and warrants to Seller that the following are true and correct in all material respects:

6.2.1.1. This Agreement has been, and the documents, instruments and agreements required to be delivered by Purchaser pursuant to this Agreement, shall be duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms. Neither the execution, delivery or performance of this Agreement, is prohibited by the terms of any agreement binding on Purchaser, or requires Purchaser to obtain the consent, approval or authorization of, or notice to or filing a registration with, any person, public authority or any other entity.

6.2.1.2. Purchaser is and shall be, as of the date Closing, duly organized, validly existing and in good standing under the laws of the state of its formation, and has (and shall continue to have) all requisite power and authority to own its properties and assets and to carry on its business.

7.	PROVISIONS WITH RESPECT TO BREACH OR DEFAULT

7.1. Default by Seller. In the event the sale of the Property as contemplated under this Agreement is not consummated due to Seller’s default, including any failure or refusal of Seller to perform any of its covenants, agreements, obligations, duties and responsibilities under the terms and conditions of the Agreement, and the material breach of any representation or warranty made by Seller under the Agreement, Purchaser shall be entitled, at Purchaser’s option and as Purchaser’s sole remedy for a default by Seller either (a) to terminate the Agreement and receive the return of the Escrow Deposit, after which neither party shall have any rights or obligations under this Agreement, except for obligations hereunder which expressly survive the termination of this Agreement, or (b) to seek specific performance of Seller’s obligation to convey the Property to Purchaser in accordance with, and all other obligations of Seller pursuant to, the terms of this Agreement. If specific performance is not an available remedy, Purchaser may terminate this Agreement and seek to recover its actual damages as a result of such default; provided, however, that in no event shall Seller’s liability exceed the lesser of (i) $250,000.00 or (ii) the actual out-of-pocket expenses incurred by Purchaser and paid (A) to Purchaser’s attorneys in connection with the negotiation of this Agreement, (B) to any prospective lender as an application or commitment fee, and (C) to unrelated and unaffiliated third party consultants in connection with the performance of examinations, inspections and/or investigations pursuant to this Agreement. For purposes of this provision, specific performance shall be considered not available to Purchaser only if Seller has undertaken a willful or intentional act which prevents the Property from being conveyed to Purchaser (including, by way of illustration, conveying the Property to a third party), or a court of competent jurisdiction determines conclusively that Purchaser is entitled to specific performance on the merits of its claim but said court is unable to enforce specific performance due to reasons beyond the control of the court. As a condition precedent to Purchaser’s exercising any right it may have to bring an action for specific performance as the result of Seller’s failure or refusal to perform its obligations hereunder, Purchaser must commence such an action within ninety (90) days after the scheduled Closing Date. Purchaser agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence an action for specific performance. The foregoing remedies of Purchaser are mutually exclusive and only one of such remedies (whichever Purchaser elects) may be exercised.

7.2. Default by Purchaser. If the Purchaser fails to consummate the transaction contemplated in this Agreement for any reason, except Seller’s default, or Purchaser otherwise breaches its representations, warranties, or covenants, Seller may, as its sole and exclusive remedy, terminate this Agreement and retain the Escrow Deposit as agreed upon and liquidated damages.

7.3. Attorneys’ Fees, Etc. In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all reasonable costs, charges and expenses, including reasonable attorneys’ fees, incurred in connection with such litigation, whether incurred before, during or after trial, or upon any appellate level, or in mediation, arbitration, or any proceeding in bankruptcy or insolvency.

8.	BROKERAGE COMMISSIONS

At Closing, Seller shall be solely responsible for the payment of a brokerage commission to Apartment Realty Advisors. Each party represents to the other that, except as specifically set forth above in this Section 8, no brokers or finders have been involved in this transaction and Seller and Purchaser agree to indemnify and hold each other harmless from any and all claims or demands by any party with respect to any brokerage fees, agents’ commissions or other compensation asserted by any such person, firm or corporation on behalf of Seller or Purchaser, respectively, in connection with the sale contemplated by this Agreement. This obligation shall survive the Closing and not merge into the Deed or, if the purchase and sale is not consummated, any termination of this Agreement.

9.	OTHER CONTRACTUAL PROVISIONS

9.1. Assignability. This Agreement shall inure to the benefit of and be binding upon and is intended solely for the benefit of the parties and their respective heirs, personal representatives, successors and assigns; provided, however, that the Agreement may not be assigned by Purchaser without the express written consent of Seller; and no third party shall have any rights, privileges or other beneficial interest in or under this Agreement. Notwithstanding the foregoing, Purchaser may assign this Agreement to an entity owned, or controlled by, or under common control with Purchaser, without the consent of Seller, provided Purchaser gives Seller five (5) days notice of such assignment, along with a description of the assignee so that Seller can ascertain the basis for Purchaser’s control, and provided that Purchaser shall not be released from the obligations of this Agreement until such time as the entire Purchase Price is paid to Seller. Additionally, either party may assign this Agreement for the purpose of consummating an Exchange (as defined in Section 9.16 below).

9.2. Disclaimer.

9.2.1. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT AND DOES NOT MAKE ANY REPRESENTATION OR GIVE ANY WARRANTY OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OR REPRESENTATION AS TO PHYSICAL OR ENVIRONMENTAL CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.2.2. Purchaser acknowledges and agrees that upon closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “as is, where is, with all faults”, except to the extent expressly otherwise set forth in this Agreement or unless specifically set forth in any document or instrument executed by Seller at Closing. Purchaser has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property made or furnished by Seller, the managers of the Property or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing, unless specifically set forth in this Agreement or unless specifically set forth in any document or instrument executed by Seller at Closing, including, without limitation, any warranty or representation as to (i) the quality, nature, adequacy, and physical condition of the Property, including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, and electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, (ii) the quality, nature, adequacy, and physical condition of soils, geology, and any groundwater, (iii) the existence, quality, nature, adequacy, and physical condition of utilities serving the Property, (iv) the development potential, income potential, or income or operating expenses of the Property, (v) the Property’s value, use, habitability, or merchantability, (vi) the fitness, suitability, or adequacy of the Property for any particular use or purpose, (vii) the zoning or other legal status of the Property or any other public or private restrictions on the use of the Property, (viii) the compliance of the Property or its operation with all applicable codes, laws, rules, regulations, statutes, ordinances, covenants, judgments, orders, directives, decisions, guidelines, conditions, and restrictions of any governmental or quasi-governmental entity or of any other person or entity including, without limitation, environmental person or entity, including, without limitation, environmental laws, and environmental matters of any kind or nature whatsoever relating to the Property (ix) the presence of hazardous or toxic materials on, under, or about the Property or the adjoining or neighboring property (including without limitation the presence or suspected presence of any form of mildew or mold, including those producing mycotoxins, specifically including, but not limited to, Aspergillus, Penicillium, and Stachybotrys (collectively, “Mold”), (x) the quality of any labor and materials used in any improvements included in the Property, (xi) any leases, contracts, guarantees or warranties or other agreements affecting the Property, (xii) the economics of the operation of the Property, (xiii) the freedom of the Property from latent or apparent vices or defects, (xiv) peaceable possession of the Property, (xv) compliance with ADA, and (xvi) any other matter or matters of any nature or kind whatsoever relating to the Property.

9.2.3. Purchaser shall have no rights or claims whatsoever against Seller for damages, rescission of the sale, or reduction or return of the Purchase Price because of any matter not represented or warranted to Purchaser by Seller contained in this Agreement or specifically set forth in any document or instrument executed by Seller at Closing, and all such rights and claims are hereby expressly waived by Purchaser.

9.2.4. Purchaser acknowledges and agrees that any due diligence information which was provided, or is hereafter provided, to Purchaser by Seller, or its agents is provided as an accommodation to Purchaser and delivered without representation or warranty and may contain errors or omissions. Purchaser understands that, except to the extent provided in this Agreement or in the Rent Roll, the Service Contracts and the Financing Statement, or unless specifically set forth in any document or instrument executed by Seller at Closing. Purchaser has no right to rely upon any such information and recognizes that Purchaser must make its own determinations with regard to the suitability of the Property. Purchaser hereby releases Seller and its agents from any claims Purchaser might otherwise have based upon any errors or omissions in such materials, except as otherwise specifically set forth herein or unless specifically set forth in any document or instrument executed by Seller at Closing.

9.2.5. PURCHASER REPRESENTS TO SELLER THAT PURCHASER WILL CONDUCT PRIOR TO CLOSING SUCH INVESTIGATIONS OF THE PROPERTY INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS OF THE PROPERTY, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY ON THE SAME AND NOT ON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES, OTHER THAN SUCH REPRESENTATION, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT OR INSTRUMENT EXECUTED BY SELLER AT CLOSING. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS.

9.3. Notices. Any notices to be given to either party in connection with this Agreement must be in writing and given by hand delivery, FedEx, UPS (or equivalent service), certified mail, or facsimile transmission. Such notice shall be deemed to have been given when sent by FedEx, UPS or other equivalent service, or when received when a certified letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States Mail, or when actually received when hand delivered. Notices by facsimile should be deemed given when transmitted with confirmation of successful transmission. Such notices shall be given to the parties at the following addresses.

To Seller:	c/o America First Apartment Investors, Inc.
Attention: John H. Cassidy
101 East 52nd Street, 25th Floor
New York, New York 10022
Phone: (212) 935-8760
Fax: (212) 935-8761
With a copy to:	Hunton & Williams LLP
Attention: Andrew J. Tapscott
951 East Byrd Street
Richmond, Virginia 23219
Phone: (804)-788-8620
Fax: (804) 788-8218
To Purchaser:	The Cornerstone Group
Attention: Mr. Orlando J. Camps
2121 Ponce de Leon Boulevard
Penthouse 2
Coral Gables, Florida 33134
Phone:
Fax:
With a copy to:	Broad and Cassel
Attention: James E. Slater
390 North Orange Avenue
Suite 1100
Orlando, Florida 32801
Phone: (407) 839-4227
Fax: (407) 650-0941

Either party may, at any time, by giving five (5) days’ written notice to the other party, designate any other address to which such notice shall be given and other parties to whom copies of all notices shall be sent. If the deadline or date of performance for any act under this Agreement falls on a Saturday, Sunday or legal holiday, the date shall be extended to the next business day.

9.4. Entire Agreement; Modification. This Agreement contains the entire agreement between the parties. All prior agreements, understandings, representations, and statements, oral or written, are merged into this Agreement. This Agreement cannot be modified, or terminated except by an instrument in writing signed by the party against which the enforcement is sought.

9.5. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, with venue being in Orange County.

9.6. Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

9.7. Counterparts. This Agreement may be executed in several counterparts, each constituting a duplicate original. All such counterparts shall constitute one and the same agreement.

9.8. Interpretation. Whenever the context of this Agreement shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter and vice versa. This Agreement was drafted through the efforts of both parties and shall not be construed in favor of or against either party.

9.9. Severability. If any provision contained in this Agreement shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

9.10. Condemnation.

9.10.1. Immediately upon obtaining knowledge of any proceedings for the condemnation of the Property, or any portion of it (including negotiations in lieu of condemnation), Seller will notify Purchaser of the tendency of such proceedings.

9.10.2. If, after the Effective Date of this Agreement and prior to the Closing, all or a material part of the Property is subjected to a bona fide threat of condemnation (or sale in lieu of condemnation), Purchaser may, by written notice to Seller given ten (10) days after notice, elect to cancel this Agreement prior to the Closing, in which event both parties shall be released from any further liability, except for obligations hereunder which expressly survive Closing or termination of this Agreement. In such event, the Escrow Deposit shall immediately be returned to Purchaser and this Agreement shall be null, void and canceled. If no such election is made, this Agreement shall remain in full force and effect. The purchase contemplated, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon Closing, Seller shall assign all of the right, title and interest of Seller to any awards that have been or may be made for such taking to Purchaser. Seller shall not negotiate a settlement of the proceeding without the prior consent of Purchaser. For purposes herein, a “material part of the Property” shall be a portion that reduces the number of multifamily units existing upon the Property or results in a loss of or diminution in vehicular access to the Property, or results in the loss of any parking spaces at the Property.

9.11. Risk of Loss. Immediately upon obtaining knowledge of any casualty to the Project, the Seller will notify Purchaser of such casualty.

9.11.1. If, after the Effective Date and prior to the Closing, all or part of the Project is damaged by fire or other similar casualty and the extent of such damage exceeds Five Hundred Thousand and No/100 Dollars ($500,000.00), then Purchaser may, by written notice to Seller given ten (10) days after determination of the extent of the damage, elect to cancel this Agreement prior to the Closing, in which event both parties shall be released from any further liability, except for obligations hereunder which expressly survive Closing or the termination of this Agreement. In such event, the Escrow Deposit shall immediately be returned to Purchaser and this Agreement shall be terminated. If no such election is made, this Agreement shall remain in full force and effect. The purchase contemplated shall be effected with no adjustment in the Purchase Price and the Seller shall, at Closing, assign to Purchaser all right, title and interest of Seller to any insurance proceeds and the Purchaser shall receive a credit in the amount of any insurance deductible.

9.11.2. If after the Effective Date and prior to Closing, there is damage to the Project by fire or other casualty, the value of which is less than Five Hundred Thousand and No/100 Dollars ($500,000.00), then the purchase contemplated shall be effected with no adjustment in Purchase Price and the Seller shall, at Closing, assign to Purchaser all right, title and interest of Seller to any insurance proceeds and the Purchaser shall receive a credit in the amount of any insurance deductible.

9.11.3. Seller shall not adjust any insurance settlement or receive any insurance proceeds or reimbursement after expiration of the Feasibility Period without the advance written consent of Purchaser which shall not be unreasonably withheld or delayed.

9.12. Recording. Both parties agree that neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation thereof shall be void and shall constitute a default hereunder.

9.13. Waiver. Either party reserves the right to waive in whole or part any provision which is for such party’s benefit. No such waiver shall be effective unless it is in writing. Any waiver shall be limited to the matter specified in the writing. No waiver shall be considered a waiver of any other or subsequent default and no delay or omission in exercising the rights and powers granted herein shall be construed as a waiver of such rights and powers.

9.14. Time of Essence. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT.

9.15. Escrow Agent. The escrow of the Escrow Deposit shall be subject to the following provisions:

9.15.1. The payment of the Escrow Deposit to the Escrow Agent is for the accommodation of the parties. The duties of the Escrow Agent shall be determined solely by the express provisions of this Agreement. The parties authorize the Escrow Agent, without creating any obligation on the part of the Escrow Agent, in the event this Agreement or the Escrow Deposit becomes involved in litigation, to deposit the Escrow Deposit with the clerk of the court in which the litigation is pending and thereupon the Escrow Agent shall be fully relieved and discharged of any further responsibility under this Agreement. The undersigned also authorizes the Escrow Agent, if it is threatened with litigation, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Deposit with the clerk of the court and thereupon the Escrow Agent shall be fully relieved and discharged of any further responsibility hereunder.

9.15.2. The Escrow Agent shall not be liable for any mistake of fact or error of judgment or any acts or omissions of any kind unless caused by its willful misconduct or gross negligence. The Escrow Agent shall be entitled to rely on any instrument or signature believed by it to be genuine and may assume that any person purporting to give any writing, notice or instruction in connection with this Agreement is duly authorized to do so by the party on whose behalf such writing, notice or instruction is given.

9.15.3. Seller acknowledges and agrees that the Escrow Agent is the law firm representing the Purchaser in this transaction, and the Seller waives any claims based on a conflict of interest arising from the Escrow Agent acting in such dual capacity, but Seller does not waive any claims based on a breach of Escrow Agent’s duties as escrow agent hereunder. Specifically, but not by way of limitation, the Seller agrees that the Escrow Agent can continue to act as the law firm representing the Purchaser in this transaction in any and all matters, excluding, any dispute regarding the proper disposition of the Escrow Deposit.

9.16. Exchange. The parties hereby acknowledge and agree that either the Seller or Purchaser may elect to consummate the purchase and sale of the Property as part of a like kind exchange (the “Exchange”), pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of any Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to Purchaser’s or Seller’s obligations under this Agreement; (ii) any Exchange shall be effected through a qualified intermediary and neither party shall be required to acquire or hold title to any real property for purposes of consummating an Exchange involving the other party; (iii) the party consummating the Exchange (the “Exchanging Party”) shall not be released from any of its obligations under this Agreement; and (iv) the Exchanging Party shall pay any additional costs that would not otherwise have been incurred had the Exchanging Party not consummated the sale or purchase of the Property through the Exchange. The non-Exchanging Party shall not be required to suffer or incur any additional costs, expense or liability as a result of the Exchange.

9.17. No Joint Venture / Partnership. This Agreement is not intended nor shall it be construed to create a joint venture or partnership between the parties and neither party shall constitute the agent of the other for any purpose.

9.18. Effectiveness. Delivery of this Agreement shall not be deemed an offer and neither Seller nor Purchaser shall have any rights or obligations hereunder unless and until both parties have signed and delivered an original of this Agreement.

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[SIGNATURES APPEAR ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

PURCHASER:

TCG ACQUISITIONS, INC., a Florida corporation

By:/s/ Leon Wolfe

Name: Leon Wolfe

Its:

Date of Execution: September 1, 2005

SELLER:

ARIZONA CORAL POINT APARTMENTS LIMITED PARTNERSHIP,

an Arizona limited partnership

By:	Coral Point Apartments Operating Company, its General Partner
By: /s/ John H. Cassidy

Name: John H. Cassidy

Its:

Date of Execution: September 2, 2005

ACKNOWLEDGEMENT BY ESCROW AGENT

The undersigned hereby acknowledges receipt of the Escrow Deposit, accepts the duties of Escrow Agent under this Agreement, and agrees to hold and disburse the Escrow Deposit strictly in accordance with this Agreement.

ESCROW AGENT:

BROAD AND CASSEL

By: /s/ James E. Slater

Name: James E. Slater

Its:

Date of Execution: September 8, 2005

The following exhibits have been omitted:

Exhibit A: Exhibit B: Exhibit C: Exhibit D: Exhibit E:	Legal description of the Property
List of certain Personal Property excluded in the transaction
Rent roll, including names and numbers of occupants, rental
rates, security deposits, lease term, rental concessions or
discounts and rental receipts
List of contracts and permits applicable to the Property
Permitted exceptions to title commitment

The Registrant shall furnish supplementally a copy of any omitted exhibit to the Commission upon request.